EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Integrated Energy, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-164596) and Form S-8 (File No. 333-110705) of China Integrated Energy, Inc. of our reports dated March 16, 2011, with respect to the consolidated balance sheet of China Integrated Energy, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of China Integrated Energy, Inc.

Our report dated March 16, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states China Integrated Energy, Inc., through its subsidiary, acquired Chongqing Tianrun Energy Development Co., Ltd. (“Chongqing Tianrun”) during the year ended December 31, 2010 and management excluded from its assessment of the effectiveness of China Integrated Energy, Inc.’s internal control over financial reporting as of December 31, 2010, Chongqing Tianrun’s internal control over financial reporting associated with total assets of $18,140,017 and total sales of $3,727,810 included in the consolidated financial statements of China Integrated Energy, Inc. and subsidiaries as of and for the year ended December 31, 2010, and our audit of internal control over financial reporting of China Integrated Energy, Inc. also excluded an evaluation of the internal control over financial reporting of Chongqing Tianrun.

/s/ KPMG

Hong Kong, China
March 16, 2011